                                         EXHIBIT 99


The Bank of New York Company, Inc.       NEWS
------------------------------------------------------------------------------

                                         One Wall Street, New York, NY 10286
                                         -----------------------------------

                                         Contact:
                                         PUBLIC AND INVESTOR RELATIONS
















IMMEDIATELY
-----------

Media:                                                 Investors:
-----                                                  ----------
R. Jeep Bryant, MD                                    John M. Roy, MD
(212) 635-1569                                        (212) 635-8005
Robert T. Grieves, SVP                                Gregg A. Scheuing, VP
(212) 635-1569                                        (212) 635-1578


 THE BANK OF NEW YORK COMPANY, INC. REPORTS FIRST QUARTER E.P.S. OF 41 CENTS
             RETURN ON EQUITY OF 17.80%, RETURN ON ASSETS OF 1.49%


NEW YORK, N.Y., April 16, 2003 -- The Bank of New York Company, Inc. (NYSE:
BK) reports first quarter diluted earnings per share of 41 cents, compared with 14 cents earned in the fourth quarter of 2002 and 50 cents in the first quarter of 2002. Net income was $295 million for the first quarter, compared with $100 million in the fourth quarter of 2002 and $362 million in the first quarter of 2002. Net income for the fourth quarter of 2002 included a higher loan loss provision, primarily for airline leasing exposures, that reduced fourth quarter net income by $230 million or 32 cents per share.
     The first quarter was adversely impacted by global economic weakness and geopolitical developments that resulted in declines in equity prices and trading volumes, as well as in capital markets activity. In addition, expenses were higher given revised pension assumptions and the expensing of stock options. Despite the difficult environment, the Company's securities servicing businesses were stable. Overall, strong results in the Company's fixed income-linked businesses largely offset continued weakness in the equity-linked businesses, in particular execution services and depositary receipts. New business wins, market share gains, and expanded product offerings also helped to offset the weak environment. The Company's other major fee categories increased on a sequential quarter basis, including private client services and asset management, which was up 3%, foreign exchange and other trading, which increased 27%, and global payment services, which was up 3%. Overall, noninterest income was up $11 million, or 1.4%, over the fourth quarter of 2002. In addition, credit costs stabilized at a $40 million provision level for the quarter, with non-performing assets down 1%.
     Chairman and Chief Executive Officer Thomas A. Renyi stated, "The business environment this quarter has been more difficult and uncertain than expected as a result of ongoing geopolitical developments. Nonetheless, we continue to benefit from a balanced mix of businesses, new business wins and disciplined expense management. We are also encouraged to see stability return to our credit costs.
     "Despite the challenging operating environment, we remain focused on executing our strategy and investing in our businesses to meet our long-term financial goals. We anticipate closing the Pershing acquisition on schedule in the second quarter, and we remain confident in our ability to realize the projected expense and revenue synergies from this important transaction."
     In January, The Bank of New York announced an agreement to acquire Pershing, the premier correspondent clearing firm, from Credit Suisse First Boston.

SECURITIES SERVICING FEES

     The diversification of the Company's business model provided stability through a difficult market environment, as total securities servicing fees decreased slightly to $474 million in the first quarter from $484 million in the fourth quarter. Total securities servicing fees were up $21 million, or 5%, from a year ago, primarily due to acquisitions in 2002.
     Fees from global issuer services were flat on a sequential quarter basis and in comparison with the first quarter of 2002. In both cases, continued strong performance in corporate trust, which benefited from new debt issuance, largely offset decreased fees in depositary receipts resulting from the slowdown in cross-border investing and new capital raisings.
    Fees from investor services were relatively stable, with a slight increase on both a sequential quarter basis and over last year's first quarter. Strong performers on a sequential quarter basis included global custody and wholesale distribution services (formerly global liquidity services). Global custody benefited from the phase-in of new client wins, increased transaction volumes, and a weaker dollar. Wholesale distribution services benefited from the current uncertain market environment, which drove demand for the Company's cash sweep products. These areas largely offset the loss of a domestic outsourcing client. Year-over-year growth is primarily attributable to wholesale distribution services and an acquisition. As of March 31, 2003, assets under custody were $6.8 trillion, unchanged from December 31, 2002.
     Broker-dealer services was the strongest performer for the quarter in terms of both sequential quarter and year-over-year fee growth. Strong performers on a sequential quarter basis included mutual fund services, government securities clearance and global collateral management. Mutual fund services benefited from the strong fixed income environment and a weaker dollar. Government securities clearance and global collateral management benefited in comparison with both periods from increased fixed income trading volumes, new clients, and expanded product offerings. Broker-dealer services also benefited from an acquisition that closed in the first quarter.
     Execution and clearing services decreased on a sequential quarter basis, reflecting the decline in market trading volumes in the first quarter. Total combined first quarter NYSE and NASDAQ trading volume was down 11% from the fourth quarter of 2002. Fees in execution and clearing services increased over last year, which is primarily due to several acquisitions in 2002.

NONINTEREST INCOME

     Total noninterest income for the first quarter of 2003 was $844 million, an increase of 1.4% sequentially and 3.4% from a year ago. Total noninterest income increased to 69% of total revenues.

                                  1st       4th       1st
                                Quarter   Quarter   Quarter
                                -------   -------   -------
(In millions)                     2003      2002      2002
                                 -----      ----      ----
Servicing Fees
  Securities                      $474      $484      $453
  Global Payment Services           77        75        73
                                  ----      ----      ----
                                   551       559       526
Private Client Services
 and Asset Management Fees          90        88        83
Service Charges and Fees            98        93        83
Foreign Exchange and
 Other Trading Activities           65        51        63
Securities Gains                     7        13        31
Other                               33        29        31
                                  ----      ----      ----
Total Noninterest Income          $844      $833      $817
                                  ====      ====      ====

     Global payment services fees increased by 3% from the prior quarter and 5% from the first quarter of 2002. The increased revenues over both periods reflect higher funds transfer volumes, better product penetration, and increased multi-currency activity. This offset continued weakness in global trade services.
     Private client services and asset management fees for the first quarter were up 3% from the prior quarter, and 8% from the first quarter of 2002.
The sequential quarter increase reflects the continued strong demand for retail investment products such as annuities and mutual funds. The increase from the first quarter of 2002 was due to two acquisitions in 2002 and strong performance from Ivy Asset Management. Total assets under management were $76 billion at March 31, 2003, unchanged from December 31, 2002 and up from $71 billion a year ago.

     Service charges and fees were up 5% from the prior quarter, and 18% from one year ago. These increases reflect new business wins and higher fees from capital markets and structured products.
     Foreign exchange and other trading revenues were up 27% compared with the prior quarter, and 5% from one year ago. Foreign exchange activity recovered modestly in the quarter as a result of increased volatility, but client flows from equity fund managers still remained weak by historical standards. Other trading revenues benefited from increased client-related interest rate hedging activity as clients continued to refinance in the low interest rate environment, as well as from overall strength in fixed income trading.
     Securities gains were generated from the Company's fixed income securities portfolio. As anticipated, first quarter gains were $7 million, down $6 million from the prior quarter and $24 million from a year ago. The decline from the first quarter of 2002 reflects the Company's reduction in its equity investing activities.

NET INTEREST INCOME

                                   1st         4th        1st
                                 Quarter     Quarter    Quarter
(Dollars in millions on          -------     -------    -------
 a tax equivalent basis)          2003        2002       2002
                                  ----        ----       ----
Net Interest Income               $395        $423       $425
Net Interest Rate
 Spread                           2.18%       2.25%      2.30%
Net Yield on Interest
 Earning Assets                   2.44        2.54       2.63


     Net interest income on a taxable equivalent basis was $395 million in the first quarter of 2003, compared with $423 million in the fourth quarter of 2002, and $425 million in the first quarter of 2002. The net interest rate spread was 2.18% in the first quarter of 2003, compared with 2.25% in the fourth quarter of 2002, and 2.30% in the first quarter of 2002. The net yield on interest earning assets was 2.44% in the first quarter of 2003, compared with 2.54% in the fourth quarter of 2002, and 2.63% in the first quarter of 2002.
     The decrease in net interest income from the fourth quarter of 2002 is primarily due to the full impact of the November 2002 Federal Reserve interest rate reduction which continued to result in spread compression on retail and institutional deposits, lower yields on the Company's floating rate commercial loan portfolio, and lower reinvestment yields in the fixed income securities portfolio. In addition, there were two less days in the first quarter. The decline in net interest income from the first quarter of 2002 reflects the impact of Federal Reserve interest rate reductions in 2002 and late in 2001, higher nonperforming loans, and lower reinvestment yields on fixed income securities.

NONINTEREST EXPENSE AND INCOME TAXES

                                            1st       4th       1st
                                          Quarter   Quarter   Quarter
                                          -------   -------   -------
(In millions)                               2003      2002      2002
                                            ----      ----      ----
Salaries and Employee Benefits              $423      $379      $388
Net Occupancy                                 58        56        49
Furniture and Equipment                       36        37        34
Clearing                                      29        33        26
Sub-custodian Expenses                        16        22        15
Software                                      35        31        27
Amortization of Goodwill and Intangibles       3         3         2
Other                                        139       139       107
                                            ----      ----      ----
Total Noninterest Expense                   $739      $700      $648
                                            ====      ====      ====

     Noninterest expense for the first quarter of 2003 was $739 million, compared with $700 million in the prior quarter. Salaries and employee benefits increased by $44 million primarily due to a reduction in the credit on the Company's overfunded pension plan, the inception of stock option expensing in the first quarter of 2003, incentive compensation adjustments in the fourth quarter, higher medical costs and acquisitions. Excluding these items, salary and benefits were up $3 million, or 1%, as strict control over employee headcount resulted in a staff decrease in excess of 125 persons for the quarter, excluding acquisitions. The increase from the first quarter of 2002 primarily reflects the impact of acquisitions, technology investments, and higher business continuity spending.
     The efficiency ratio for the first quarter was 60.0%, compared to 56.3% in the previous quarter and 53.3% in 2002.
     The effective tax rate for the first quarter of 2003 was 34.6%, compared with 35.9% in the fourth quarter of 2002, and 33.7% in the first quarter 2002. The effective tax rate was higher in the fourth quarter of 2002 due to the credit charges taken in the fourth quarter of 2002. The increase in the rate versus the first quarter of 2002 is attributable to lower tax credits and a decline in tax exempt income.

BALANCE SHEET RETURN AND CAPITAL RATIOS

     Total assets were $79.5 billion at March 31, 2003, compared with $77.6 billion at December 31, 2002, and $76.8 billion at March 31, 2002. The increase in total assets is primarily the result of strong liquidity generated by deposits from the Company's customer base. Total shareholders' equity was $6.9 billion at March 31, 2003, compared with $6.7 billion at December 31, 2002, and $6.4 billion at March 31, 2002.
     Return on average common equity for the first quarter of 2003 was 17.80%, compared with 5.99% in the fourth quarter of 2002, and 23.76% in the first quarter of 2002. Return on average assets for the first quarter of 2003 was 1.49%, compared with 0.49% in the fourth quarter of 2002, and 1.84% in the first quarter of 2002. The Company's performance ratios for the fourth quarter of 2002 were impacted by the higher fourth quarter provision for credit losses.
     The Company's estimated Tier 1 capital and Total capital ratios were 7.88% and 12.64% at March 31, 2003, compared with 7.58% and 11.96% at December 31, 2002, and 8.43% and 12.56% at March 31, 2002. The leverage ratio was 6.63% at March 31, 2003, compared with 6.48% at December 31, 2002, and 7.19% at March 31, 2002. The Company's tangible common equity as a percentage of total assets was 5.51% at March 31, 2003, compared with 5.48% at December 31, 2002, and 5.51% at March 31, 2002.

NONPERFORMING ASSETS

                                                                   Change
                                                                03/31/03 vs.
(Dollars in millions)                03/31/03      12/31/02       12/31/02
                                     --------      --------       --------
Loans:
     Commercial                         $327          $321           $ 6
     Foreign                              75            84            (9)
     Other                                34            34             -
                                        ----          ----           ---
  Total Nonperforming Loans              436           439            (3)
Other Real Estate                          -             1            (1)
                                        ----          ----           ---
  Total Nonperforming Assets            $436          $440           $(4)
                                        ====          ====           ===

Nonperforming Assets Ratio               1.4%          1.4%
Allowance/Nonperforming Loans          190.4         189.1
Allowance/Nonperforming Assets         190.4         188.7


     Nonperforming assets totaled $436 million at March 31, 2003, a decrease of 1% from $440 million at December 31, 2002. In the first quarter of 2003, paydowns and the sales of nonperforming loans were partially offset by the addition of a $52 million loan to a retailer. The level of nonperforming assets prospectively will depend upon the strength and pace of the U.S. economic recovery.

CREDIT LOSS PROVISION AND NET CHARGE-OFFS


                                  1st        4th         1st
                                Quarter    Quarter     Quarter
                                -------    -------     -------
(In millions)                     2003       2002       2002
                                  ----       ----       ----
Provision                          $40       $390        $35
                                   ===       ====        ===
Net Charge-offs:
  Commercial                     $ (21)     $(210)      $(30)
  Foreign                            -        (18)        (6)
  Other                            (14)        (7)         1
  Consumer                          (5)        (5)         -
                                 ------     ------      -----
     Total                       $ (40)     $(240)      $(35)
                                 ======     ======      =====

Other Real Estate Expenses        $  -       $  -       $  -


     The allowance for credit losses was $830 million, or 2.62% of loans at March 31, 2003, compared with $831 million, or 2.65% of loans at December 31, 2002, and $616 million, or 1.74% of loans at March 31, 2002. The ratio of the allowance to nonperforming assets was 190.4% at March 31, 2003, compared with 188.7% at December 31, 2002, and 223.8% at March 31, 2002.

OTHER DEVELOPMENTS

     In the first quarter, the Company announced the acquisition of Capital Resource Financial Services, a Chicago-based provider of commission recapture, transition management and third-party services to plan sponsors and investment managers. This acquisition adds new clients in execution services and improves market coverage in the Chicago area/Midwest. It will be folded into BNY Brokerage, part of BNY Securities Group.
     The Company continued to make progress in its risk reduction efforts during the quarter. Total exposures to corporate clients were reduced in excess of $1.5 billion, with telecom exposures reduced by $108 million.
     The Company's principal banking subsidiary, The Bank of New York (the "Bank"), is currently a defendant in two civil actions relating to RW Professional Leasing Services Corp. ("RW"), a former customer of a Long Island branch of the Bank. These actions, which arise from the conduct of an alleged fraudulent scheme by RW, allege that the Bank breached certain obligations and engaged in certain misrepresentations. The actions seek damages of approximately $46 million. The Bank believes it has meritorious defenses to these actions. Several federal criminal charges have been filed against RW, certain of its principals and other individuals. The U.S. Attorney's Office for the Eastern District of New York (the "Office") has recently informed the Bank that it and certain of its employees are subjects of the Office's ongoing investigation relating to RW. The Bank is cooperating fully in that investigation.
     The Pershing acquisition is on schedule to close in the second quarter as previously announced. Final regulatory approvals are expected shortly, and the Company has completed a significant portion of the $2 billion financing required to complete the acquisition. In January, the Company entered into a forward sale of $1 billion of common stock and in March, the Company sold $400 million of subordinated debt. In the second quarter, the Company expects to issue an additional $600 million of senior debt to complete the financing.
     In addition, the Company plans to issue in the near future $300 million of trust preferred securities to refinance its 7.05% series D trust preferred securities.

ADDITIONAL INFORMATION

     Thomas A. Renyi, chairman and chief executive officer, and Bruce W. Van Saun, senior executive vice president and chief financial officer, will review the quarterly results in a live conference call and audio webcast today at 9:00 am ET. The presentation will be accessible from the Company's website at www.bankofny.com/1q2003 and also by telephone at (888)790-0319 within the United States or (610)769-3531 internationally. The replay will be available through the Company's website and also by telephone at (888)568-0881 within the United States or (402)998-1557 internationally through 5:00 p.m. ET on Wednesday, April 30, 2003. The call may include forward looking statements. See "Forward Looking Statements" below.
     The Bank of New York Company, Inc. (NYSE: BK) is a financial holding company with total assets of over $79 billion as of March 31, 2003. The Company provides a complete range of banking and other services to financial institutions, corporations and individuals worldwide through its primary business lines: Securities Servicing, Global Payment Services, BNY Asset Management and Private Client Services, Corporate Banking, Global Market Services and Retail Banking. Additional information on the Company is available at www.bankofny.com.

                          ***************************

FORWARD LOOKING STATEMENTS
All statements in this press release other than statements of historical fact are forward looking statements including, among other things, projections with respect to revenue and earnings and the Company's plans and objectives and as such are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward looking statements. These include lower than expected performance or higher than expected costs in connection with acquisitions and integration of acquired businesses, the level of capital market activity, changes in customer credit quality, the effects of capital reallocation, portfolio performance, ultimate differences from management projections or market forecasts, the actions that management could take in response to these changes and other factors described under the heading "Forward Looking Statements" in the Company's 2002 Form 10-K has been filed with the SEC and is available at the SEC's website (www.sec.gov).

Forward looking statements speak only as of the date they are made. The Company will not update forward looking statements to reflect factual assumptions, circumstances or events which have changed after a forward looking statement was made.

 (Financial highlights and detailed financial statements are attached.)

                        THE BANK OF NEW YORK COMPANY, INC.
                                Financial Highlights
                   (Dollars in millions, except per share amounts)
                                    (Unaudited)

                                                   1st        4th        1st
                                                 Quarter    Quarter    Quarter
                                                   2003       2002       2002
                                                   ----       ----       ----
  Net Income                                    $   295    $   100     $  362
    Per Common Share:
      Basic                                        0.41       0.14       0.50
      Diluted                                      0.41       0.14       0.50
      Cash Dividends Paid                          0.19       0.19       0.19

  Return on Average Common Shareholders'
      Equity                                      17.80%      5.99%     23.76%
  Return on Average Assets                         1.49       0.49       1.84

  Assets                                        $79,548    $77,564    $76,779
  Loans                                          31,735     31,339     35,433
  Securities                                     19,607     18,300     13,670
  Deposits - Domestic                            33,281     33,094     29,217
           - Foreign                             23,839     22,293     24,458
  Long-Term Debt                                  5,685      5,440      5,271
  Common Shareholders' Equity                     6,874      6,684      6,354

  Common Shareholders' Equity Per Share            9.41       9.21       8.73
  Market Value Per Share of Common Stock          20.50      23.96      42.02

  Allowance for Credit Losses as a Percent
    of Loans                                       2.62%      2.65%      1.74%
  Tier 1 Capital Ratio                             7.88       7.58       8.43
  Total Capital Ratio                             12.64      11.96      12.56
  Leverage Ratio                                   6.63       6.48       7.19
  Tangible Common Equity Ratio                     5.51       5.48       5.51


Assets Under Custody (In trillions)
Total Assets Under Custody                         $6.8       $6.8       $6.9
   Equity Securities                                 25%        26%        30%
   Fixed Income Securities                           75%        74%        70%
Cross-Border Assets                                $1.9       $1.9       $1.9

Assets Under Management (In billions)
Total Assets Under Management                       $76        $76        $71
   Equity Securities                                 29%        29%        39%
   Fixed Income Securities                           24%        25%        16%
   Alternative Investments                            9%         8%         8%
   Liquid Assets                                     38%        38%        37%

Assets Under Administration (In billions)           $27        $28        $33


                      THE BANK OF NEW YORK COMPANY, INC.
                      Consolidated Statements of Income
                   (In millions, except per share amounts)
                                 (Unaudited)

                                                                For the three
                                                                months ended
                                                                   March 31,

                                                              2003       2002
                                                              ----       ----
Interest Income
---------------
Loans                                                        $ 314      $ 383
Securities
  Taxable                                                      160        141
  Exempt from Federal Income Taxes                              13         16
                                                             -----      -----
                                                               173        157
Deposits in Banks                                               30         35
Federal Funds Sold and Securities Purchased
  Under Resale Agreements                                       15         14
Trading Assets                                                  44         73
                                                             -----      -----
    Total Interest Income                                      576        662
                                                             -----      -----
Interest Expense
----------------
Deposits                                                       146        161
Federal Funds Purchased and Securities Sold
  Under Repurchase Agreements                                    3          8
Other Borrowed Funds                                             2         28
Long-Term Debt                                                  39         53
                                                             -----      -----
    Total Interest Expense                                     190        250
                                                             -----      -----
Net Interest Income                                            386        412
-------------------
Provision for Credit Losses                                     40         35
                                                             -----      -----
Net Interest Income After Provision
  for Credit Losses                                            346        377
                                                             -----      -----
Noninterest Income
------------------
Servicing Fees
 Securities                                                    474        453
 Global Payment Services                                        77         73
                                                             -----      -----
                                                               551        526
Private Client Services and
  Asset Management Fees                                         90         83
Service Charges and Fees                                        98         83
Foreign Exchange and Other Trading Activities                   65         63
Securities Gains                                                 7         31
Other                                                           33         31
                                                             -----      -----
    Total Noninterest Income                                   844        817
                                                             -----      -----
Noninterest Expense
-------------------
Salaries and Employee Benefits                                 423        388
Net Occupancy                                                   58         49
Furniture and Equipment                                         36         34
Other                                                          222        177
                                                             -----      -----
    Total Noninterest Expense                                  739        648
                                                             -----      -----
Income Before Income Taxes                                     451        546
Income Taxes                                                   156        184
                                                             -----      -----
Net Income                                                   $ 295      $ 362
----------                                                   =====      =====

Per Common Share Data:
----------------------
   Basic Earnings                                            $0.41      $0.50
   Diluted Earnings                                           0.41       0.50
   Cash Dividends Paid                                        0.19       0.19
Diluted Shares Outstanding                                     726        730

-------------------------------------------------------------------------------------------------

                      THE BANK OF NEW YORK COMPANY, INC.
                         Consolidated Balance Sheets
               (Dollars in millions, except per share amounts)
                                  (Unaudited)

                                                            March 31,          December 31,
                                                              2003                2002
                                                              ----                ----
Assets
------
Cash and Due from Banks                                    $ 4,445             $ 4,748
Interest-Bearing Deposits in Banks                           4,060               5,104
Securities
  Held-to-Maturity                                             655                 954
  Available-for-Sale                                        18,952              17,346
                                                           -------             -------
    Total Securities                                        19,607              18,300
Trading Assets at Fair Value                                 7,767               7,309
Federal Funds Sold and Securities Purchased
  Under Resale Agreements                                    2,765               1,385
Loans (less allowance for credit losses of $830 in 2003
  and $831 in 2002)                                         30,905              30,508
Premises and Equipment                                         977                 975
Due from Customers on Acceptances                              256                 351
Accrued Interest Receivable                                    244                 204
Goodwill                                                     2,540               2,497
Intangible Assets                                               78                  78
Other Assets                                                 5,904               6,105
                                                           -------             -------
     Total Assets                                          $79,548             $77,564
                                                           =======             =======
Liabilities and Shareholders' Equity
------------------------------------
Deposits
 Noninterest-Bearing (principally domestic offices)        $13,628             $13,301
 Interest-Bearing
   Domestic Offices                                         20,248              19,997
   Foreign Offices                                          23,244              22,089
                                                           -------             -------
     Total Deposits                                         57,120              55,387
Federal Funds Purchased and Securities
  Sold Under Repurchase Agreements                             452                 636
Trading Liabilities                                          2,462               2,800
Other Borrowed Funds                                           822                 625
Acceptances Outstanding                                        258                 352
Accrued Taxes and Other Expenses                             3,911               4,066
Accrued Interest Payable                                       115                 101
Other Liabilities                                            1,849               1,473
Long-Term Debt                                               5,685               5,440
                                                           -------             -------
     Total Liabilities                                      72,674              70,880
                                                           -------             -------

Shareholders' Equity
 Class A Preferred Stock - par value $2.00 per share,
  authorized 5,000,000 shares, outstanding 3,000 shares
  in 2003 and in 2002                                            -                   -
 Common Stock-par value $7.50 per share,
  authorized 2,400,000,000 shares, issued
  997,464,621 shares in 2003 and
  993,697,297 shares in 2002                                 7,481               7,453
 Additional Capital                                            848                 847
 Retained Earnings                                           4,894               4,736
 Accumulated Other Comprehensive Income                        122                 134
                                                           -------             -------
                                                            13,345              13,170
 Less: Treasury Stock (266,686,975 shares in 2003
        and 267,240,854 shares in 2002), at cost             6,468               6,483
       Loan to ESOP (485,533 shares in 2003
        and in 2002), at cost                                    3                   3
                                                           -------             -------
     Total Shareholders' Equity                              6,874               6,684
                                                           -------             -------
     Total Liabilities and Shareholders' Equity            $79,548             $77,564
                                                           =======             =======

----------------------------------------------------------------------------------------
Note: The balance sheet at December 31, 2002 has been derived from the audited financial statements at that date.

                      THE BANK OF NEW YORK COMPANY, INC.
           Average Balances and Rates on a Taxable Equivalent Basis
                                (Preliminary)
                             (Dollars in millions)



                                            For the three months             For the three months
                                            ended March 31, 2003             ended March 31, 2002
                                       ------------------------------   ------------------------------
                                       Average                Average   Average                Average
                                       Balance    Interest     Rate     Balance    Interest     Rate
                                       -------    --------    -------   -------    --------    -------
ASSETS
------
Interest-Bearing Deposits
 in Banks (primarily foreign)          $ 4,987       $  30       2.40%  $ 5,221       $  35      2.72%
Federal Funds Sold and Securities
 Purchased Under Resale Agreements       5,003          15       1.24     3,308          14      1.75
Loans
 Domestic Offices                       19,084         217       4.63    19,355         245      5.14
 Foreign Offices                        12,888          97       3.04    16,175         138      3.46
                                       -------       -----              -------       -----
   Total Loans                          31,972         314       3.99    35,530         383      4.38
                                       -------       -----              -------       -----
Securities
 U.S. Government Obligations               325           3       3.70       804          11      5.34
 U.S. Government Agency Obligations      3,253          34       4.19     2,894          42      5.80
 Obligations of States and
  Political Subdivisions                   381           7       6.85       567           9      6.59
 Other Securities                       14,018         138       3.95     8,524         108      5.04
 Trading Securities                      5,712          44       3.13     8,751          73      3.39
                                       -------       -----              -------       -----
   Total Securities                     23,689         226       3.83    21,540         243      4.52
                                       -------       -----              -------       -----
Total Interest-Earning Assets           65,651         585       3.62%   65,599         675      4.17%
                                                     -----                            -----
Allowance for Credit Losses               (830)                            (616)
Cash and Due from Banks                  2,811                            2,640
Other Assets                            12,844                           11,984
                                       -------                          -------
   TOTAL ASSETS                        $80,476                          $79,607
                                       =======                          =======

LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------
Interest-Bearing Deposits
 Money Market Rate Accounts            $ 7,678       $  19       0.99%  $ 6,920       $  23      1.36%
 Savings                                 8,490          18       0.92     8,057          25      1.27
 Certificates of Deposit
  $100,000 & Over                        4,726          20       1.75       498           4      3.35
 Other Time Deposits                     1,272           6       1.82     1,603          10      2.50
 Foreign Offices                        23,867          83       1.39    25,176          99      1.58
                                       -------       -----              -------       -----
  Total Interest-Bearing Deposits       46,033         146       1.29    42,254         161      1.54
Federal Funds Purchased and Securities
 Sold Under Repurchase Agreements        1,291           3       0.96     2,105           8      1.46
Other Borrowed Funds                       788           2       1.34     4,740          28      2.45
Long-Term Debt                           5,441          39       2.85     5,026          53      4.25
                                       -------       -----              -------       -----
  Total Interest-Bearing Liabilities    53,553         190       1.44%   54,125         250      1.87%
                                                     -----                            -----
Noninterest-Bearing Deposits            11,353                           10,126
Other Liabilities                        8,846                            9,178
Shareholders' Equity                     6,724                            6,178
                                       -------                          -------
TOTAL LIABILITIES AND
  SHAREHOLDERS' EQUITY                 $80,476                          $79,607
                                       =======                          =======
Net Interest Earnings and
 Interest Rate Spread                                $ 395       2.18%                $ 425      2.30%
                                                     =====       ====                 =====      ====
Net Yield on Interest-Earning Assets                             2.44%                           2.63%
                                                                 ====                            ====